Exhibit 99.1

Medivation Contacts:
Rick Bierly	Anne Bowdidge
Chief Financial Officer	Senior Director, Investor Relations
(415) 543-3470	(650) 218-6900

MEDIVATION REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Third Quarter Non-GAAP Collaboration Revenue $190.1 Million (+79% vs. Prior Year);

Third Quarter Non-GAAP Net Income $58.4 Million, or $0.35 per Diluted Share

Third Quarter GAAP Collaboration Revenue $260.7 Million (+30% vs. Prior Year);

Third Quarter GAAP Net Income $79.5 Million, or $0.47 per Diluted Share

Conference Call Today at 4:30 p.m. Eastern Time

SAN FRANCISCO, CA – November 5, 2015 – Medivation, Inc. (NASDAQ: MDVN) today reported its financial results for the third quarter ended September 30, 2015. U.S. net sales of XTANDI® (enzalutamide) capsules, as reported by Astellas Pharma Inc, were $313.0 million for the quarter (+73% vs. prior year). Third quarter 2015 U.S. net sales increased by approximately 5% compared with second quarter 2015 net sales of $298.4 million. The sequential quarter increase in net sales was primarily due to an increase in underlying demand (mid-single digit percent growth, compared with June 2015 quarter) and a lower gross-to-net rate recorded by Astellas in the third quarter, which was offset by changes in channel partner inventory levels during the quarters.

Ex-U.S. net sales of XTANDI, as reported by Astellas, were approximately $205 million for the quarter (+71% vs. prior year). Third quarter ex-U.S. net sales increased by 9% compared with second quarter 2015 net sales of approximately $188 million.

“During the third quarter Medivation made significant progress led by continued demand growth for XTANDI for the treatment of metastatic castration-resistant prostate cancer,” said David Hung, M.D., president and chief executive officer of Medivation. “In October, we successfully completed the acquisition for the late stage asset talazoparib, a highly-potent, orally-available poly ADP ribose polymerase (PARP) inhibitor. With the acquisition of talazoparib, we now have further diversified our late-stage pipeline beyond XTANDI and pidilizumab to complement our early development programs, providing significant opportunities for growth.”

Medivation reported GAAP net income of $79.5 million, or $0.47 per diluted share, for the quarter ended September 30, 2015, compared with GAAP net income of $78.0 million, or $0.48 per diluted share, for the same period in 2014. Non-GAAP net income for the third quarter of 2015 was $58.4 million, or $0.35 per diluted share, compared with non-GAAP net income of $16.3 million, or $0.10 per diluted share, for the same period in 2014.

Medivation’s collaboration revenue for the third quarter of 2015 was $260.7 million on a GAAP basis compared with $200.5 million for the same period in 2014 (+30% vs. prior year). Non-GAAP collaboration revenue, which excludes collaboration revenue related to upfront and milestone payments, was $190.1 million for the third quarter compared with $106.2 million for the same period in 2014 (+79% vs. prior year).

Medivation’s collaboration revenue consists of three components: collaboration revenue related to U.S. XTANDI net sales, collaboration revenue related to ex-U.S. XTANDI net sales, and collaboration revenue related to upfront and milestone payments.

•	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the third quarter 2015 was $156.5 million compared with $90.7 million for the same period in 2014 (+73% vs. prior year).

•	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the third quarter 2015 was $33.6 million compared with $15.5 million for the same period in 2014 (+116% vs. prior year).

•	Medivation’s collaboration revenue related to upfront and milestone payments for the third quarter 2015 was $70.6 million compared with $94.2 million for the same period in 2014 (-25% vs. prior year).

Operating expenses were $121.7 million for the quarter ended September 30, 2015 on a GAAP basis compared with $108.6 million for the same period in 2014. Non-GAAP operating expenses were $98.8 million for the quarter ended September 30, 2015 compared with $79.3 million for the same period in 2014.

Selling, general and administrative (SG&A) expenses for the third quarter of 2015 were $75.8 million on a GAAP basis compared with $63.2 million for the same period in 2014. Non-GAAP SG&A expenses for the third quarter of 2015 were $58.8 million, compared with $47.5 million for the same period in 2014. The increase in non-GAAP SG&A expenses primarily relates to higher sales, marketing, administrative expenses, higher royalties to UCLA and higher personnel-related costs (excluding stock-based compensation).

Research and development (R&D) expenses for the third quarter of 2015 were $45.9 million on a GAAP basis compared with $45.4 million for the same period in 2014. Non-GAAP R&D expenses for the third quarter of 2015 were $40.0 million, compared with $31.8 million for the same period in 2014. The increase in non-GAAP R&D expenses primarily relates to higher pidilizumab (MDV9300) costs, higher facilities and information technology costs and higher personnel-related costs (excluding stock-based compensation).

At September 30, 2015, cash and cash equivalents were $488.9 million, compared with $502.7 million at December 31, 2014. During the third quarter, we completed the redemption of the 2017 Convertible Notes, utilizing $167.8 million of cash. In October 2015, we utilized $410.0 million in cash to fund an upfront payment to BioMarin Pharmaceutical Inc., for the acquisition of talazoparib (MDV3800).

Enzalutamide Development Program

•	Reported updated data in September 2015 from a Phase 2 trial evaluating the investigational use of enzalutamide as a single agent for the treatment of advanced androgen receptor positive, triple-negative breast cancer at the 2015 European Cancer Congress.

Recent Corporate Developments

•	Closed the acquisition, on October 6, 2015, for all worldwide rights to talazoparib, an orally-available poly ADP ribose polymerase (PARP) inhibitor. In connection with the closing, Medivation made an up-front payment of $410.0 million to BioMarin in the fourth quarter of 2015. All other amounts to be paid to BioMarin in connection with this transaction will be subject to the successful achievement of certain regulatory and sales-based milestones and royalties relating to talazoparib.

•	Effected a two-for-one stock split in the form of a stock dividend on Medivation’s common stock, pursuant to which stockholders of record on August 13, 2015, received an additional share of common stock for each share they held as of the record date. Approximately 81.7 million common shares were issued as a result of the stock dividend in mid-September. Medivation’s common stock began trading on a post-dividend basis on the NASDAQ Global Select Market at the opening of trading on September 16, 2015.

•	Entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, providing for a one-year $75.0 million revolving loan facility. On September 17, 2015, Medivation executed a borrowing of $75.0 million under the Revolving Credit Facility, which was scheduled to mature on March 17, 2016. On October 23, 2015, Medivation entered into an amendment and restatement of the credit agreement providing for a five-year $300.0 million revolving loan facility and an uncommitted accordion facility subject to the satisfaction of certain conditions. On October 23, 2015, Medivation borrowed $75.0 million under the amended revolving credit facility, which was used to repay the $75.0 million outstanding under the original credit agreement.

•	Announced the appointment of Mohammad Hirmand, M.D., as interim chief medical officer following the retirement of Lynn Seely, M.D.

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$488,944	$502,677
Receivable from collaboration partner	277,612	184,737
Deferred income tax assets	22,353	21,987
Prepaid expenses and other current assets	15,946	12,264
Restricted cash	930	203

Total current assets	805,785	721,868
Property and equipment, net	49,018	41,161
Intangible assets	101,000	101,000
Deferred income tax assets, non-current	35,628	15,176
Restricted cash, net of current	12,206	11,562
Goodwill	10,000	10,000
Other non-current assets	6,957	10,852

Total assets	$1,020,594	$911,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$132,258	$106,128
Borrowings under Revolving Credit Facility	75,000	—
Contingent consideration	10,000	10,000
Deferred revenue	—	2,822
Current portion of build-to-suit lease obligation	235	698
Current portion of Convertible Notes, net of unamortized discount of $— and $1 at September 30, 2015 and December 31, 2014, respectively	—	4

Total current liabilities	217,493	119,652
Convertible Notes, net of unamortized discount of $— and $36,598 at September 30, 2015 and December 31, 2014, respectively	—	222,140
Contingent consideration	102,799	96,000
Build-to-suit lease obligation, excluding current portion	16,905	18,711
Other non-current liabilities	11,729	5,817

Total liabilities	348,926	462,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 340,000,000 shares authorized; 163,575,512 and 156,234,454 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	1,636	1,562
Additional paid-in capital	626,340	505,446
Retained earnings (accumulated deficit)	43,692	(57,709)

Total stockholders’ equity	671,668	449,299

Total liabilities and stockholders’ equity	$1,020,594	$911,619

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration revenue	$260,665	$200,478	$565,510	$435,757
Operating expenses:
Research and development expenses	45,871	45,430	137,841	131,693
Selling, general and administrative expenses	75,809	63,165	234,456	165,695

Total operating expenses	121,680	108,595	372,297	297,388

Income from operations	138,985	91,883	193,213	138,369
Other income (expense), net:
Loss on extinguishment of Convertible Notes	(13,216)	—	(21,087)	—
Interest expense	(1,078)	(5,535)	(11,995)	(16,101)
Other, net	159	64	247	(50)

Total other income (expense), net	(14,135)	(5,471)	(32,835)	(16,151)

Income before income tax expense	124,850	86,412	160,378	122,218
Income tax expense	(45,340)	(8,419)	(58,160)	(9,971)

Net income	$79,510	$77,993	$102,218	$112,247

Basic net income per common share	$0.49	$0.51	$0.64	$0.73

Diluted net income per common share	$0.47	$0.48	$0.62	$0.70

Weighted average common shares used in the calculation of basic net income per common share	162,390	154,112	159,198	153,258

Weighted average common shares used in the calculation of diluted net income per common share	168,070	162,446	164,454	161,448

Full Year 2015 Financial Guidance

Medivation’s 2015 financial guidance is as follows:

Year Ending December 31, 2015
U.S. Net Sales of XTANDI	$1.14 to $1.18 billion(1)
Non-GAAP Collaboration Revenue	$670 to $700 million(2)
Non-GAAP Operating Expenses	$410 to $450 million(3)
Non-GAAP R&D Expenses	$180 to $200 million(4)
Non-GAAP SG&A Expenses	$230 to $250 million(5)
Non-GAAP Other Expense	$2 million(6)
Non-GAAP Tax Rate(7)	36-37%

(1)	U.S. net sales of XTANDI, as reported by Astellas, are expected to range between $1.14 billion and $1.18 billion in 2015. This represents Medivation’s projection of U.S. net sales.
(2)	Non-GAAP collaboration revenue is expected to range between $670 and $700 million. This measure includes (i) Medivation’s 50% share of collaboration revenue that is related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas. Non-GAAP collaboration revenue excludes collaboration revenue of $2.8 million related to amortization of the upfront and milestone payments and a sales milestone of $70 million that we earned in 2015 and a $175 million remaining sales milestone that we currently expect to recognize in the 2015 fourth quarter.
(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $410 and $450 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense, milestone-related payments to a third party associated with milestone revenues earned and excluded from non-GAAP collaboration revenues, and any change in fair value of contingent purchase consideration.
(4)	Non-GAAP R&D expenses excludes approximately $23 - $26 million of stock-based compensation expense and any change in fair value of contingent purchase consideration.
(5)	Non-GAAP SG&A expenses excludes approximately $30 - $33 million of stock-based compensation expense, potential payments of up to approximately $25 million, due to a third party associated with milestone revenues currently expected to be earned which are excluded from Non-GAAP collaboration revenues and any change in fair value of contingent purchase consideration.
(6)	Non-GAAP other expense is expected to be approximately $2 million and excludes the non-cash interest expense and loss on extinguishment of the Convertible Notes.
(7)	The 2015 GAAP and Non-GAAP tax rate is expected to be 36-37%, excluding any benefit for the federal R&D credit, which expired at December 31, 2014. The R&D credit, if renewed in 2015, would be expected to reduce such tax rate by 1-2%.

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Collaboration revenue reconciliation:
GAAP collaboration revenue	$260,665	$200,478	$565,510	$435,757
Milestone-related payments from Astellas (a)	(70,565)	(94,233)	(72,822)	(179,698)

Non-GAAP collaboration revenue	$190,100	$106,245	$492,688	$256,059

Research and development expenses reconciliation:
GAAP research and development expenses	$45,871	$45,430	$137,841	$131,693
Stock-based compensation expense (b)	(5,673)	(4,611)	(17,593)	(13,236)
Contingent consideration (c)	(186)	—	(1,116)	—
Milestone-related payments to third party (d)	—	(9,000)	—	(16,700)
License payments to third party (d)	—	—	—	(12,000)

Non-GAAP research and development expenses	$40,012	$31,819	$119,132	$89,757

Selling, general, and administrative expenses reconciliation:
GAAP selling, general, and administrative expenses	$75,809	$63,165	$234,456	$165,695
Stock-based compensation expense (b)	(7,719)	(7,346)	(23,249)	(19,563)
Contingent consideration(c)	(1,600)	—	(5,683)	—
Milestone-related payments to third party (d)	(7,729)	(1,862)	(21,786)	(4,362)
U.S. Branded Prescription Drug Free adjustment(d)	—	(6,441)	—	(6,441)

Non-GAAP selling, general, and administrative expenses	$58,761	$47,516	$183,738	$135,329

Other expense (income), net reconciliation:
GAAP other expense (income), net	$14,135	$5,471	$32,835	$16,151
Non-cash interest expense (e)	(1,015)	(3,837)	(10,234)	(11,007)
Loss on extinguishment of convertible notes (f)	(13,216)	—	(21,087)	—

Non-GAAP other expense (income), net	$(96)	$1,634	$1,514	$5,144

Income tax expense reconciliation:
GAAP income tax expense	$45,340	$8,419	$58,160	$9,971
Change in valuation allowance (g)	—	22,421	—	33,731
Income tax effect on non-GAAP adjustments (g)	(12,331)	(21,819)	9,632	(34,483)

Non-GAAP income tax expense	$33,009	$9,021	$67,792	$9,219

Net income reconciliation:
GAAP net income	$79,510	$77,993	$102,218	$112,247
Milestone-related payments from Astellas (a)	(70,565)	(94,233)	(72,822)	(179,698)
Stock-based compensation expense (b)	13,392	11,957	40,842	32,799
Contingent consideration (c)	1,786	—	6,799	—
Milestone-related payments to third party (d)	7,729	10,862	21,786	21,062
License payments to third party (d)	—	—	—	12,000
U.S. Branded Prescription Drug Free adjustment(d)	—	6,441	—	6,441
Non-cash interest expense (e)	1,015	3,837	10,234	11,007
Loss on extinguishment of Convertible Notes (f)	13,216	—	21,087	—
Income tax adjustments (g)	12,331	(602)	(9,632)	752

Non-GAAP net income	$58,414	$16,255	$120,512	$16,610

Diluted net income per share reconciliation:
GAAP net income	$79,510	$77,993	$102,218	$112,247
Non-GAAP adjustments after-tax	(21,096)	(61,738)	18,294	(95,637)
Interest expense related to Convertible Notes, net of taxes (h)	—	—	1,098	—

Non-GAAP diluted net income	$58,414	$16,255	$121,610	$16,610

Non-GAAP diluted net income per share	$0.35	$0.10	$0.72	$0.10

Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted)(i)	168,070	162,446	164,454	161,446
Dilutive effect of potential common shares for Convertible Notes(i)	—	—	5,198	—

Non-GAAP shares used in per share calculation (diluted)(i)	168,070	162,446	169,652	161,446

Non-GAAP adjustment summary:
Collaboration revenue	$(70,565)	$(94,233)	$(72,822)	$(179,698)
Research and development expenses	5,859	13,611	18,709	41,936
Selling, general and administrative expenses	17,048	15,649	50,718	30,366
Other expense (income), net	14,231	3,837	31,321	11,007

Total non-GAAP adjustments before tax	(33,427)	(61,136)	27,926	(96,389)
Income tax effect	12,331	(602)	(9,632)	752

Total non-GAAP adjustments after tax	$(21,096)	$(61,738)	$18,294	$(95,637)

(a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
(c)	Contingent consideration: The effects of contingent consideration valuation are excluded from non-GAAP financial measures; because of the nature of this item, which is related to the change in fair value of the liability for contingent consideration related to Medivation’s License Agreement with CureTech, Inc.; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(d)	Milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion allows for better representation of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(e)	Non-cash interest expense related to the Convertible Notes: The effects of non-cash interest expense related to the Convertible Notes are excluded from non-GAAP financial measures because this expense is non-cash expense; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(f)	Loss on extinguishment of Convertible Notes: The effects of loss on extinguishment of Convertible Notes are excluded from non-GAAP financial measures because this expense is a non-cash charge; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(g)	Income tax adjustments: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments and changes in valuation allowance.
(h)	Interest expense related to convertible notes: For the nine months ended September 30, 2015, cash interest expense is added back to non-GAAP net income for purposes of the non-GAAP diluted net income per share calculation.
(i)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP or non-GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted shares are equal. In periods in which Medivation reports a GAAP or non-GAAP net income, the dilutive effect of common stock equivalents related to common stock issuable under Medivation’s equity incentive plan is included in the GAAP and non-GAAP net income per share calculation for that period.

In periods in which Medivation reports GAAP or non-GAAP net income, the effect of contingently issuable shares are considered in the calculation of diluted net income per share. For the three and nine months ended September 30, 2014, the effect of the Convertible Notes were excluded from the diluted net income per share calculation for both GAAP and non-GAAP purposes because their effect is anti-dilutive. For the three months ended September 30, 2015, Medivation included the effect of approximately 0.8 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for both GAAP and non-GAAP purposes. For the nine months ended September 30, 2015, Medivation included the effect of approximately 5.2 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for non-GAAP purposes. The effect of the Convertible Notes is excluded from the diluted net income per share calculation for GAAP purposes for the nine months ended September 30, 2015 because their effect is anti-dilutive.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. GAAP basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, change in fair value of contingent purchase consideration and revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology, and non-cash interest and losses related to Convertible Notes. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com

Forward-Looking Statements

Certain of the statements in this press release, including those under the caption “Full Year 2015 Financial Guidance” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities, including with respect to talazoparib and pidilizumab, Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended September 30, 2015, which is expected to be filed on or before Monday, November 9, 2015. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Enzalutamide Mechanism of Action

Enzalutamide is an androgen receptor inhibitor that acts on three different steps in the androgen receptor signaling pathway.

About XTANDI® (enzalutamide) capsules

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer.

Important Safety Information

Contraindications XTANDI is not indicated for women and is contraindicated in women who are or may become pregnant. XTANDI can cause fetal harm when administered to a pregnant woman.

Warnings and Precautions

Seizure In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of XTANDI patients and 0% of placebo patients. In Study 2, conducted in patients with chemotherapy-naive metastatic CRPC, seizure occurred in 0.1% of XTANDI patients and 0.1% of placebo patients. There is no clinical trial experience re- administering XTANDI to patients who experienced a seizure, and limited safety data are available in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold; Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Posterior Reversible Encephalopathy Syndrome (PRES) In post approval use, there have been reports of PRES in patients receiving XTANDI. PRES is a neurological disorder which can present with rapidly evolving symptoms including seizure, headache, lethargy, confusion, blindness, and other visual and neurological disturbances, with or without associated hypertension. A diagnosis of PRES requires confirmation by brain imaging, preferably MRI. Discontinue XTANDI in patients who develop PRES.

Adverse Reactions

The most common adverse reactions (> 10%) reported from two combined clinical studies that occurred more commonly (> 2% over placebo) in XTANDI patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

In Study 1, Grade 3 and higher adverse reactions were reported among 47% of XTANDI patients and 53% of placebo patients. Discontinuations due to adverse events were reported for 16% of XTANDI patients and 18% of placebo patients. In Study 2, Grade 3-4 adverse reactions were reported in 44% of XTANDI patients and 37% of placebo patients. Discontinuations due to adverse events were reported for 6% of both study groups.

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Lab Abnormalities: Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and 6% of placebo patients (0.5% Grade 3-4). Grade 1-4 thrombocytopenia occurred in 6% of XTANDI patients (0.3% Grade 3-4) and 5% of placebo patients (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of XTANDI patients (0.2%

Grade 3-4) and 16% of placebo patients (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients (0.1% Grade 3-4) and 2% of placebo patients (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI patients compared to 0.3% of placebo patients died from infections or sepsis. In Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls (including fall-related injuries), occurred in 9% of XTANDI patients and 4% of placebo patients. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients, and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension occurred in 11% of XTANDI patients and 4% of placebo patients. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of all patients.

Drug Interactions

Effect of Other Drugs on XTANDI Avoid strong CYP2C8 inhibitors, as they can increase the plasma exposure to XTANDI. If co-administration is necessary, reduce the dose of XTANDI. Avoid strong CYP3A4 inducers as they can decrease the plasma exposure to XTANDI. If co-administration is necessary, increase the dose of XTANDI.

Effect of XTANDI on Other Drugs Avoid CYP3A4, CYP2C9, and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.